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                                                                     EXHIBIT 3.3


         RESOLVED, that Section 11 of Article II of the bylaws of the Corporation is hereby renumbered Section 13 and Section 10 of such bylaws is deleted and replaced with the following new Sections 10, 11 and 12:

                 Section 10. Conduct of Meetings by Presiding Person. All determinations of the presiding person at each meeting of stockholders shall be conclusive unless a matter is determined otherwise upon motion duly adopted by the affirmative vote of the holders of at least 80% of the voting power of the shares of capital stock of the Corporation entitled to vote in the election of directors held by stockholders present in person or represented by proxy at such meeting. Accordingly, in any meeting of stockholders or part thereof, the presiding person shall have the sole power to determine appropriate rules or to dispense with theretofore prevailing rules. Without limiting the foregoing, the following rules shall apply:

                 (a) The presiding person may ask or require that anyone not a bona fide stockholder or proxy leave the meeting.

                 (b) A resolution or motion shall be considered for vote only if proposed by a stockholder or duly authorized proxy, and seconded by an individual, who is a stockholder or a duly authorized proxy, other than the individual who proposed the resolution or motion, subject to compliance with any other requirements concerning such a proposed resolution or motion contained in these bylaws. The presiding person may propose any motion for vote. The order of business at all meetings of stockholders shall be determined by the presiding person.

                 (c) The presiding person may impose any reasonable limits with respect to participation in the meeting by stockholders, including, but not limited to, limits on the amount of time at the meeting taken up by the remarks or questions of any stockholder, limits on the numbers of questions per stockholder, and limits as to the subject matter and timing of questions and remarks by stockholders.

                 (d) Before any meeting of stockholders, the Board of Directors may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment. If no inspectors of election are so appointed, the presiding person may, and on the request of any stockholder or a stockholder's proxy shall, appoint inspector(s) of election at the meeting of stockholders. If any person appointed as inspector fails to appear or fails or refuses to act, the presiding person may, and upon the request of any stockholder or a stockholder's proxy shall, appoint a person to fill such vacancy.

         The duties of these inspectors shall be as follows:
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                          (i)     Determine the number of shares outstanding
                 and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

                          (ii)    Receive votes or ballots;

                          (iii) Hear and determine all challenges and questions in any way arising in connection with the right to vote;

                          (iv)    Count and tabulate all votes;

                          (v) Report to the Board of Directors the results based on the information assembled by the inspectors; and

                          (vi) Do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

         Notwithstanding the foregoing, the final certification of the results of any election or other matter acted upon at a meeting of stockholders shall be made by the Board of Directors.

                 Section 11. Nomination of Directors. Nominations for the election of directors may be made by the Board of Directors or by any stockholder (a "Nominator") entitled to vote in the election of directors. Such nominations, other than those made by the Board of Directors, shall be made in writing pursuant to timely notice delivered to or mailed and received by the Secretary of the Corporation as set forth in this Section 11. To be timely in connection with an annual meeting of stockholders, a Nominator's notice, setting forth the name and address of the person to be nominated, shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety days nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of stockholders was held. To be timely in connection with any election of a director at a special meeting of the stockholders, a Nominator's notice, setting forth the name of the person to be nominated, shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than forty days nor more than sixty days prior to the date of such meeting; provided, however, that in the event that less than fifty days' notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, the Nominator's notice to be timely must be so received not later than the close of business on the seventh day following the day on which such notice of date of the meeting was mailed or such public disclosure was made. At such time, the Nominator shall also submit written evidence, reasonably satisfactory to the Secretary of the Corporation, that the Nominator is a stockholder of the Corporation and shall identify in writing (i) the name and address of the Nominator, (ii) the number of shares of each class of capital




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         stock of the Corporation owned beneficially by the Nominator, (iii)
         the name and address of each of the persons with whom the Nominator is acting in concert and (iv) the number of shares of capital stock beneficially owned by each such person with whom the Nominator is acting in concert pursuant to which the nomination or nominations are to be made. At such time, the Nominator shall also submit in writing
         (i) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and (ii) a notarized affidavit executed by each such proposed nominee to the effect that, if elected as a member of the Board of Directors, he will serve and that he is eligible for election as a member of the Board of Directors. Within thirty days (or such shorter time period that may exist prior to the date of the meeting) after the Nominator has submitted the aforesaid items to the Secretary of the Corporation, the Secretary of the Corporation shall determine whether the evidence of the Nominator's status as a stockholder submitted by the Nominator is reasonably satisfactory and shall notify the Nominator in writing of his determination. The failure of the Secretary of the Corporation to find such evidence reasonably satisfactory, or the failure of the Nominator to submit the requisite information in the form or within the time indicated, shall make such nomination ineffective for the election at the meeting at which such person is proposed to be nominated. The presiding person at each meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                 Section 12. Stockholder Proposals. In order for business to be properly brought before a meeting of stockholders by a stockholder, the business must be legally proper and written notice thereof must have been filled with the Secretary of the Corporation not less than 90 nor more than 180 days prior to the meeting. Each such notice shall set forth:

                 (a) The name and address of the stockholder who intends to make the proposal as the same appear in the Corporation's records;

                 (b) The class and number of shares of stock of the Corporation that are beneficially owned, directly or indirectly, by such stockholder; and

                 (c) A clear and concise statement of the proposal and the stockholder's reasons for supporting it.

                 The filing of a stockholder notice as required above shall not, in and of itself, constitute the making of the proposal described therein.

                 If the person presiding at a meeting of stockholders determines that any proposed business has not been properly brought before the meeting, he




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         shall declare such business out of order; and such business shall not be conducted at the meeting.

         RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed, jointly and severally, for and on behalf of the Corporation, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effectuate the purposes of each and all of the foregoing resolutions.




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